EXHIBIT 10.03
THIRD AMENDMENT TO
FLEX 2010 DEFERRED COMPENSATION PLAN
The Flex 2010 Deferred Compensation Plan, which was effective as of July 1, 2010, is hereby amended in the following manner. This Amendment is effective as of July 1, 2020.
Section 2(n) is amended to read as follows:
“(n)    “Disabled” shall mean, with respect to a Participant, that any one or more of the following applies:
(i)    The Social Security Administration has determined that such Participant is totally disabled.
(ii)    The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(iii)    The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.
This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(C) and Treasury Regulations thereunder.”
IN WITNESS WHEREOF, the Plan Administrator has executed this Amendment on the date set forth below.

PLAN ADMINISTRATOR OF THE FLEX 2010 DEFERRED COMPENSATION PLAN By: /s/ Phil Ulrich Title: Chief Human Resources Officer Date: June 3, 2020